EXHIBIT 10.76

Dated as of June 3, 2008

Reading International, Inc. hereby offers to Jay S. Laifman the full time position of General Counsel reporting to James Cotter under the following terms:

Salary:	$265,000.00 per annum

Stock Grant:	$100,000, at the stock price on the day of acceptance, vesting 50% on the one year anniversary of acceptance, 50% on the second year

Travel Allowance:	$18,000 per year reimbursement

Change in Control:	If company is sold and Jay does not continue with the company after the sale, at his option or the company’s, he will be paid one year’s salary as severance

Start Date:	To be determined upon acceptance of offer

Benefits:	Health and others as provided

This offer is irrevocable for a period of two weeks.

Reading International, Inc.

By:           /s/ James J. Cotter

Accepted:             /s/ Jay S. Laifman
Date:                      June 5, 2008